Exhibit 2iC
                                                                    ATTACHMENT C

                               LICENSE AGREEMENT

         AGREEMENT made by and between Optelecom, Inc., a Delaware corporation ("Licensor"), and Paragon Audio Visual Limited, a United Kingdom company ("Licensee").

         WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to accept from Licensor, a license with respect to those assets of Licensor set forth in Schedule 1 hereto (the "As sets");

         NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the parties agree as follows:

         1. Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, to the extent of Licensor's interest in the Assets, and Licensee hereby accepts from Licensor, a nonexclusive, worldwide, nontransferable license to use the Assets (the "License"). The Closing of this Agreement shall take place at the offices of Licensor at 9300 Gaither Road, Gaithersburg, Maryland 20877 immediately after the signing of this Agreement.

         2. Consideration for License. In consideration for the grant of the License, Licensee shall pay to Licensor, or to such other person as Licensor may designate in writing, an annual license fee of US$175,000 which shall be due and payable in four equal amounts on the last business day of each calendar quarter of each year during the term of the License.

         3. Delivery of Assets. At the Closing, Licensor shall deliver to Licensee the Assets and execute such documents and take such actions as may reasonably be necessary in connection therewith to put Licensee in actual possession and control of the Assets. At any time and from time to time after the Closing, Licensor and its officers and directors shall take such further actions and execute such further documents as may reasonably be requested by Licensee for purposes of fully effectuating the License granted under this Agreement.

         4. Termination. The License shall be perpetual; provided, however, that Licensor shall have the right to terminate this Agreement and the License granted hereunder in the event that Licensee ceases to be a direct or indirect wholly-owned subsidiary of Licensor. Upon any such termination, all rights granted to Licensee under this Agreement shall automatically revert to Licensor, and Licensee shall refrain from further use of and promptly return the Assets to Licensor. Licensee agrees to execute such documents as may reasonably be necessary to confirm or accomplish such reversion of rights to Licensor.

         5. Ownership of Assets. Licensee acknowledges Licensor's exclusive right, title and interest in and to the Assets, including any and all patents, contract rights, copyrights, trademarks, trade secrets and other intellectual property rights included therein, and shall not at any time during the term of this Agreement do or cause to be done any act or thing in any way impairing or tending to


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impair such right, title and interest or represent in any manner that Licensee has any ownership interest in the Assets. Licensee acknowledges that its use of the Assets shall not create any right, title or interest in or to the Assets in Licensee. Licensee shall use its best efforts to maintain the confidentiality of any and all trade secrets and other proprietary information included in the Assets and not otherwise publicly available. Licensee agrees to execute such further documents as Licensor may reasonably request for purposes of protecting, perfecting, safe-guarding or renewing its proprietary interests in the Assets. Licensor shall have no obligation to provide support of any kind to Licensee in connection with its use of the Assets.

         6. Disclaimer of Warranties. THE ASSETS ARE LICENSED BY LICENSOR TO LICENSEE ON AN "AS IS" BASIS. LICENSOR MAKES NO WARRANTIES WITH RESPECT TO THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSOR DOES NOT WARRANT THAT THE ASSETS WILL MEET THE REQUIREMENTS OF LICENSEE OR ANY SUBLICENSEE OR THAT THE USE OR OPERATION OF THE ASSETS WILL BE UNINTERRUPTED OR ERROR FREE. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE ASSETS LICENSED BY LICENSOR TO LICENSEE IS WITH LICENSEE.

         7. Infringements. Licensee shall promptly notify Licensor in writing of any infringement of any patent, contract right, copyright, trademark, trade secret or other intellectual property right included in the Assets that may come to Licensee's attention. Licensor shall have the sole right to determine whether or not any suit shall be instituted or any action shall be taken on account of any such infringement. Licensee shall cooperate with Licensor in connection with any such suit or other action.

         8. Indemnification. Licensee shall defend, indemnify and hold harmless Licensor against and in respect of any and all loss, cost, damage, expense or liability (including reasonable attorneys' fees) resulting from any claim or threatened claim arising out of Licensee's use of the Assets, including any claim or threatened claim that such use violates or infringes any patent, contract right, copyright, trademark, trade secret or other intellectual property right of any third party, and any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses (includ ing reasonable attorneys' fees) incident to any of the foregoing.

         9. Limitation of Liability. IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE OR ANY SUBLICENSEE FOR ANY LOST PROFITS, LOST SAVINGS, LOST DATA OR OTHER INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL COSTS OR DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

         10. Licensor's Remedies. Licensee acknowledges that its failure to cease use of or return the Assets to Licensor upon the termination of this Agreement will result in immediate and irreparable damage to Licensor. Licensee acknowledges and admits that there is no adequate remedy at law for such failure to cease use of or return the Assets, and Licensee agrees that, in any such event, Licensor


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shall be entitled to equitable relief by way of temporary and permanent injunctions and such further relief as any court with jurisdiction may deem just and proper.

         11.  Miscellaneous.

                  11.01 Assignment and Binding Effect. This Agreement shall inure to the benefit of and be binding upon Licensor and Licensee and their respective assigns, successors and legal representatives. This Agreement may not be assigned or sublicensed by Licensee without the written consent of Licensor.

                  11.02 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without reference to the principles of conflict or choice of law thereof. Each of Licensor and Licensee hereby agrees to submit to the exclusive jurisdiction of the federal and state courts within the State of Maryland in any action or proceeding arising out of or related to this Agreement, agrees that process may be served upon it in any manner authorized for those courts and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

                  11.03 Other. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and may be amended only by a written instrument executed by Licensor and Licensee.





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         IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed by their respective, duly authorized officers, as of December 12, 1997.


                                                  OPTELECOM, INC.



                                                  By /s/ Edmund D. Ludwig
                                                     ---------------------------
                                                       Edmund D. Ludwig
                                                       President



                                                  PARAGON AUDIO VISUAL LIMITED



                                                  By: /s/ David A. Brown
                                                     ---------------------------
                                                        David A. Brown
                                                        Chairman




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                                   Schedule 1

                                   The Assets


         The assets covered by this License are, to the extent of the Licensor's interest therein, the following assets in so far as they relate to the family of products known as Video Link:

         - The use of the names  "Video Link" and "Paragon"

         - All customer lists for past, current and potential customers

         - All copyrights, formulae, processes, methodologies, designs, patterns, know-how, formats and similar items

         - All functional specification requirements

         - All technical documentation, business books and records and other product-related information

         - All contractual arrangements with Studio Systems Electronics, Hauppauge Computer Works, Inc. and STB Systems Inc. for manufacturing and other services in connection with the Video Link products, and all other contractual and other relationships with suppliers of goods or services used in connection with those products

         - The Reuters Master Purchase Agreement, the Reuters Approval, the Bloomberg Approval and informal approvals of Dow Jones Markets, ICB and others.

         - All contractual arrangements with Paragon Audio Visual (Asia) Limited and Repcom Inc. for distribution and other services in connection with the Video Link products, and all other contractual and other relationships with customers, distributors and franchisees relating to the future sale of or provision of services in connection with those products